Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023 with respect to the consolidated financial statements of Airspan Networks Inc. and its subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Ft. Lauderdale, Florida

May 12, 2023